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                                                                     Exhibit 5

                              BINGHAM McCUTCHEN LLP
                               150 Federal Street
                                Boston, MA 02110
                                  617-951-8000


May 14, 2004

iBasis, Inc.
20 Second Avenue
Burlington, MA  01803

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to iBasis, Inc., a Delaware corporation (the "COMPANY"), in connection with the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), for the registration of (i) $38,180,000 aggregate principal amount of 6 3/4% Convertible Subordinated Notes Due 2009 of the Company (the "EXCHANGE NOTES"), to be issued in exchange for an equal aggregate principal amount of the outstanding 5 3/4% Convertible Subordinated Notes Due 2005 of the Company (the "OLD NOTES"), and
(ii) 20,637,837 shares of the Company's Common Stock, $0.001 par value per share (the "COMMON STOCK"), to be issued upon conversion of the Exchange Notes (the "CONVERSION SHARES"), plus such indeterminate number of shares of Common Stock that may be issuable as a result of adjustments to the conversion price of such notes.

         The Exchange Notes are to be issued pursuant to an Indenture (the "INDENTURE"), to be entered into by and between the Company and The Bank of New York, as the Trustee thereunder (the "TRUSTEE"). Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Indenture.

         In connection with this opinion, we have examined originals or copies of: the Registration Statement; the Indenture and the form of the Exchange Notes. In addition, we have examined such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion. The Indenture and the Exchange Notes are referred to herein collectively as the "TRANSACTION DOCUMENTS."

         We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in the Commonwealth of Massachusetts without regard to choice of law (except for


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Massachusetts tax, antitrust, blue sky and securities laws, as to which we express no opinion), and the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we express no opinion as to the laws of any other jurisdiction.

         We note that the Transaction Documents contain provisions stating that each is to be governed by the laws of the State of New York (each such contractual choice of law clause being referred to as a "CHOSEN-LAW PROVISION"). With your permission, we have instead assumed that the Transaction Documents are governed by the internal substantive laws of the Commonwealth of Massachusetts. No opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Transaction Documents.

         Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

         (a) We have assumed that the Company will receive the consideration called for in the Exchange Notes in accordance with the terms thereof when the Company issues the Conversion Shares.

         (b) The enforcement of any obligations of the Company or any other Person, whether under any of the Transaction Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

         (c) The enforcement of the rights of any Person may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, without limitation, concepts of materiality and reasonableness.

         (d) We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

         (e) We express no opinion as to the enforceability of any particular provision of the Transaction Documents relating to the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a "penalty" or a "forfeiture";


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         (f)      We have assumed that the Company will have a sufficient number of authorized but unissued shares of Common Stock available under its certificate of incorporation to accommodate the issuance of the Conversion Shares.


         Based upon the foregoing, and subject to the limitations and qualifications set forth above, we are of the opinion that:

         1. The Exchange Notes have been duly and validly authorized by all necessary corporate action on behalf of the Company.

         2. When executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, as described in the Registration Statement, the Exchange Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         3. The Conversion Shares have been duly authorized, and when issued upon conversion of the Exchange Notes in accordance with the terms of the Exchange Notes and the Indenture, as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading "Legal matters" in the related prospectus.

                           Very truly yours,

                           /s/Bingham McCutchen LLP

                           BINGHAM McCUTCHEN LLP